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                                                                     EXHIBIT 3.3

                          CERTIFICATE OF INCORPORATION
                                       OF
                                 BLI GROUP, INC.

            THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

                                    ARTICLE I

                 The name of the Corporation is BLI Group, Inc.

                                   ARTICLE II

            The address of the Corporation's registered office in the State of Delaware is c/o Delaware Corporate Management, Inc., 1105 North Market Street, Suite 1300, Streets, Wilmington, New Castle County, Delaware 19801. The registered agent at such address is Delaware Corporate Management, Inc.

                                   ARTICLE III

            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

            The total number of shares of stock that the Corporation shall have authority to issue is 3,000 shares of common stock, and such shares shall have a par value of $1.00 per share.

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                                    ARTICLE V

            Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide. Any director may be removed from office either with or without cause at any time by the affirmative vote of stockholders of record holding a majority of the outstanding shares of the stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose.

                                   ARTICLE VI

            The Board of Directors shall have the power to make, adopt, amend or repeal from time to time By-Laws of the Corporation, but the stockholders may make additional By-Laws and may amend or repeal any By-Law, whether adopted by them or otherwise.

                                   ARTICLE VII

            A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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                                  ARTICLE VIII

            The incorporator of the Corporation is Julian H. Baumann, Jr., Esquire, whose mailing address is One Rodney Square, P.O. Box 551, Wilmington, Delaware 19899.

            IN WITNESS WHEREOF, I have hereunto set my hand this 9th day of December, 1994.

                                                     /s/ Julian H. Baumann, Jr.,
                                                     ---------------------------
                                                     Julian H. Baumann, Jr.,
                                                     Incorporator

In the Presence of:

/s/ Sara A. Austin
---------------------

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